Exhibit 10.1

Preliminary Binding Agreement Between Osteologix, Inc. and Charles Casamento

The following, when signed by Osteologix, Inc. (the “Company”) and Charles Casamento is intended to be a binding agreement between the parties. However, the parties intend to supersede this Preliminary Binding Agreement by definitive written documents; however, if the parties are unable to complete such definitive written documents, then this Preliminary Binding Agreement will be binding and enforceable, and either party may bring an action in a court of competent jurisdiction to enforce the terms hereof.

Employment/Board Termination:
Charles Casamento will resign as President and Chief Executive Officer of the Company, effective April 3, 2007, effecting Mr. Casamento’s termination as an employee of the Company and its affiliates. Mr. Casamento will be entitled to receive reimbursements for expenses incurred per existing Company policies, a final paycheck for services through date of termination and payment for accrued but unused vacation as of April 3, 2007. Mr. Casamento will continue to serve as a member of the Company’s Board of Directors until the Company’s 2007 Annual Meeting of Stockholders but will not run for re-election.

Additional Compensation:
The Company and Mr. Casamento will waive all notice of termination periods set forth in, and all further service requirements under, the Service Agreement effective October 18, 2004 (the “Service Agreement”). In connection with Mr. Casamento’s termination of employment, the Company shall pay Mr. Casamento $420,000 which shall be paid by the Company in three equal monthly installments of $35,000 commencing on April 25, 2007 to be followed by a lump sum payment of $315,000 which shall be payable on July 3, 2007 (subject to applicable withholding) as additional compensation, in lieu of the cash Severance Amount otherwise due under Section 9.4 of the Service Agreement

Continuation of Benefits:
The Company shall provide continuation, at the Company’s expense, of the benefits currently received by Mr. Casamento and his family (including, without limitation, medical, life and disability insurance, and automobile benefits) for a period for twelve (12) months commencing on the date of termination of employment.

Outstanding Stock Options:
In accordance with the terms of the Equity Incentive Plan Stock Option Agreement dated October 5, 2006, (the “Option Agreement”) 58,333 of the 350,000 Incentive Stock Options granted to Mr. Casamento under the Company’s Equity Incentive Plan shall be deemed to have vested. This amount shall be comprised of (i) the 43,749 Incentive Stock Options that are scheduled to vest on April 30, 2007, (ii) the 7,292 Incentive Stock Options that are scheduled to vest on May 31, 2007 and (iii) the 7,292 Incentive Stock Options that are scheduled to vest on June 30, 2007. The vested Incentive Stock Options shall be exercisable in accordance with the terms set forth in the Option Agreement; provided however, that the exercise period for such vested Incentive Stock Options shall be extended through October 3, 2007.

Outstanding Warrants:
In accordance with the terms of the Common Stock Purchase Warrant issued on May 24, 2006, 429,657 of the Warrants held by Mr. Casamento shall be deemed vested. This amount shall be comprised of (i) 8,690 Warrants that vested on May 24, 2005, plus (ii) an additional 420,967 Warrants that would have been vested as of June 30, 2007. The vested Warrants shall be exercisable in accordance with the terms set forth in the Warrant as would be applicable to an involuntary termination under a Good Leaver Scenario.

Consulting Arrangement:
In order to provide a smooth and orderly transition to his successor, the Company will enter into a three (3) month consulting agreement with the Company. Mr. Casamento´s services shall be deemed paid for in full by the additional compensation being made. During the three month period, Mr. Casamento will not be required to come to the office, will only be responsible to participate in transition assistance (not to exceed 80 hours per month) as mutually and reasonably agreed between Mr. Casamento and the new CEO (until appointment of the new CEO, as mutually agreed between Mr. Casamento and the CFO), will not be required to travel more than ten days per month, will be reimbursed for reasonable expenses and may pursue other business opportunities.

Publicity:	The Company and Mr. Casamento agree that the Company’s press release and Form 8-K announcing Mr. Casamento’s resignation will be substantially in the forms attached hereto as Exhibit A and Exhibit B.

General Release:
The parties will execute a mutual general release of all claims but preserving full indemnification rights for Mr. Casamento’s service as an officer and director and preserving any and all rights related to his options and warrants, as amended as provided above. This general release of claims shall apply to any claim of any type, including, without limitation, any and all claims arising under common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002 and any other federal, state or local statutes, regulations, ordinances or common law or under any plan, program, policy, agreement, covenant, or understanding, whether written or oral between Osteologix and its officers, directors and affiliates on the one hand and Mr. Casamento on the other hand.

Other:
Osteologix will agree that none of its officers or directors will make any disparaging, negative or adverse remarks whatsoever, whether in public or private, concerning Mr. Casamento, including his performance as an officer and employee of Osteologix. Mr. Casamento will agree that he will not make any disparaging, negative or adverse remarks whatsoever, whether in public or private, concerning Osteologix, including its employees, members of its board of directors, business, and products/services. Mr. Casamento further will agree not to make use of (other than in connection with the performance of his services pursuant to his consulting agreement with Osteologix and continued Board service) or provide to any third party (excluding Company employees and counsel), any non-public information with respect to Osteologix for any reason. The foregoing will not apply to factual statements made in connection with legal proceedings, governmental and regulatory investigations and actions, and internal Company investigations.

IN WITNESS WHEREOF, the undersigned have entered into this agreement to be interpreted and construed under the substantive laws of the State of California.

OSTEOLOGIX, INC.

By:

Its:

Charles Casamento